EXHIBIT 99.1 Press Release dated October 20, 1998

             Selfcare Addresses Recent Patent Claim

Tuesday, October 20, 1998 04:57 PM

WALTHAM, Mass., Oct. 20 /PRNewswire/ -- Selfcare, Inc. announced today that Selfcare and LifeScan, Inc., a subsidiary of Johnson & Johnson, have been served with a complaint and motion for preliminary injunction by Abbott Laboratories alleging that the disposable test strips used in the FastTake(TM) blood glucose monitoring system supplied by Selfcare to LifeScan infringe a U.S. patent issued to Abbott on October 13, 1998. Abbott is seeking damages and an injunction against sales in the United States. Abbott is also seeking to enjoin LifeScan and Selfcare from the manufacture, use and sale of these blood glucose test strips in the United States during the pendency of the infringement litigation.

Based on a review of the Abbott claims by patent counsel, Selfcare believes that the FastTake(TM) test strips do not infringe the Abbott patent.

Selfcare also believes that Abbott's claims will be proven to be without merit, and intends to vigorously defend against them.

Selfcare, with facilities in Waltham, Massachusetts; Inverness, Scotland; Galway, Ireland; Munich, Germany; and Tel Aviv, Israel, is engaged in the development, manufacture and marketing of health maintenance and home self-test diagnostic products for the diabetes, women's health and nutritional supplement markets.

Forward-looking statements in this release involve a number of risks and uncertainties including, but not limited to, product demand, market acceptance, changing economic conditions, risks in product and technology development, regulatory approvals, the effect of the Company's accounting policies, and other risk factors detailed in the Company's Form 10-KSB and other filings with the Securities and Exchange Commission.

SOURCE Selfcare, Inc.

CONTACT: Ron Zwanziger, Chief Executive Officer, or Doug Guarino,
Director of Communications of Selfcare, Inc., 781-647-3900; Jill
Ruja, Meredith Pudalov, or Press: Darren Brandt of Morgen-Walke
Associates, 212-850-5600, for Selfcare, Inc.